Exhibit 10.15

AMENDEMENT THREE TO SOFTWARE DEVELOPMENT AGREEMENT

This Amendment Three ("Amendment Three") to the Software Development Agreement is made as of this 28 day of August, 2013, by and between Pala Interactive Canada, Inc. (formerly RealTime Edge Software Inc.) ("PALA") and Club Services, Inc. as successor-in-interest to Centaurus Games, LLC ("CSI").

WHEREAS, the Parties hereto entered into a Software Development Agreement dated as of September 16, 2008 (the "Original Agreement") as amended by that certain Amendment One to the Software Development Agreement dated as of September 12, 2011, and that certain Amendment Two to the Software Development Agreement dated as of March 29, 2012 (collectively, the "Agreement"); and

WHEREAS, the Parties hereto desire to amend the contents of the "Product" in the Agreement to include certain aspects of a social casino application, to amend the Agreement to provide for a license by PALA to CSI of the associated social casino. game engine, and to amend the Agreement to reflect the development and design fees related to the social casino application hereunder.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

2. Social Casino. Pursuant to Section 2.3 of the Agreement, and subject to the following provisions of this section, the Parties acknowledge and agree that PALA shall develop a social casino application to add to the Product offering based on the contents outlined in the newly revised Exhibit 1.4, attached hereto and incorporated herein (the "CSI Social Casino"). CSI will own exclusively the unique "look and feel" elements of the CSI Social Casino Product developed by PALA for CSI hereunder (as more particularly outlined in Exhibit A attached hereto). It is understood and agreed that PALA owns the social casino game engine, being the programmed mathematics and related technology used to drive social casino games (the "Social Casino Game Engine") and all intellectual property rights therein, in addition to the back-end system needed to conduct financial transactions (as referred to in Section 1.4 of the Original Agreement). During the Term of the Agreement, PALA will license to CSI, on a non-exclusive, non-transferable (subject to Section 11.7 of the Original Agreement), royalty-free basis, the right to use the Social Casino Game Engine to operate the CSI Social Casino. Furthermore, and for greater certainty, it is agreed that nothing in the Original Agreement will be deemed to restrict PALA from developing or operating any social casino products utilizing the Social Casino Game Engine for itself or any affiliate or any other client, provided it does not incorporate therein any such unique "look and feel" elements of the CSI Social Casino. PALA shall use commercially reasonable efforts to deliver the CSI Social Casino in the timeline outlined in Exhibit B, attached hereto and incorporated herein; and CSI acknowledges that its feedback on such Product development shall be in a timely fashion and that PALA's obligation to meet such timelines is conditional upon receiving such timely feedback.

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3. Development and Design Fees for CSI Social Casino. Pursuant to Section 2.3 of the Agreement, the Parties acknowledge and agree that CSI shall pay PALA for the development work of the CSI Social Casino in the amount of Seventy Eight Thousand One Hundred Twenty Five U.S. Dollars ($78,125 USD), payable as follows: Fifty Percent (50%) upon execution of this Amendment Three and within thirty (30) days after receipt of an invoice, Thirty Percent (30%) upon delivery of the beta version of the CS! Social Casino [i.e., on or around August 9, 2013 as outlined in Exhibit BJ and within Thirty (30) days after receipt of an invoice, and Twenty Percent (20%) within thirty (30) days after the final, CSI-approved CSI Social Casino product becomes available to the general public [i.e., 30 days after tl1e estimated date of August 26, 2013 as outlined in Exhibit BJ and within thirty (30) days after receipt of an invoice. Further, in addition to such sum of $78,125, CSI shall pay PALA the full cost of a contract designer for the Product, payable monthly within thirty (30) days after receipt of an invoice; wherein costs and timeline for such designer shall be mutually agreed by the Parties in advance of incurring any costs. PALA acknowledges and agrees no additional fees are necessary for Maintenance of the CSI Social Casino.

4. Exhibit 1.4. Exhibit 1.4 of the Agreement is hereby deleted in its entirety and replaced with the Exhibit 1.4 attached to this Amendment Three.

5. Counterparties. This Amendment Three may be executed in one or more counterparties, each of which shall be deemed an original. Facsimile or electronic signatures shall be deemed originals.

6. No Other Changes. Except as otherwise set forth herein, no other changes, amendments or modifications are made to the Agreement.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Amendment Three as of the date and year first written above.

Pala Interactive Canada, Inc.	Club Services, Inc. (“CSI”)

By: /s/ Jim Ryan	By: /s/ Adam Pliska
Name: Jim Ryan	Name: Adam Pliska
Its: President and CEO	Its: President

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EXHIBIT 1.4

PRODUCT CONTENTS

!) Web-Browser Based Game Module Product:

a.	The web-browser based game module product is a gaming application that connects to Facebook and provides a fully featured poker game and blackjack in ring and tournament format.
b.	Players can use their accounts on Facebook to authenticate and login.
c.	Players can sign up and become VIP members and receive various benefits.
d.	Players get a full social experience by using their Facebook profile (avatar etc.) and by playing with and against their friends.
e.	The web-browser based game module product enhances the player gaming experience with virtual goods, badges and achievements, leaderboards, and playing with friends.
f.	The web-browser based game module product provides players the means to buy play chips and use them in games and the means to buy virtual goods.
2)	Social Casino Product: ·
a.	Lobby upgrade to include the Social Casino
b.	6 slots - graphically unique with sounds
c.	2 different pay tables
d.	3 video poker games at CSI's option
e.	Roulette at CSI's option
f.	Social features:
i.	Sending chips to friends
ii.	Find your friends
iii.	Friend list filtering
iv.	Give play chips gifts to friends
v.	Banner outside Facebook
vi.	All already-included social features in the social poker product apply to the Social Casino as well (e.g., buy virtual goods, buy play chips, badges and trophies [new achievements can be distributed to players based on casino game play at CSI's option])

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EXHIBIT A

"Look and Feel" Elements of CSI Social Casino

The following design attributes incorporated into the CSI Social Casino:

1.  Images

2.   Animations

3.  Sounds

4.  Custom fonts

5.  Custom colors

The icons in the casino tab of the ClubWPT lobby.

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EXHIBIT B

Estimated 2013 Timeline for Social Casino Product

I.	Authentication - July-08

2.	Server modifications - July-15

3.	Lobby integration -July-IS

4.	Game invocation and management of games (tabs) - July-22

5.	Slot design - (I slot a week- 6 weeks total) - Aug-05

1.	Slot #I - June-26 mockup delivery- feedback and co1Tection no later than July-01

2.	Slot #2 - July 03 mockup delivery - feedback and correction no later than July-08

3.	Slot#3 - July-10 mockup delivery- feedback and correction no later than July-15

4.	Slot#4 - July-17 mockup delivery - feedback and co1Tection no later than July-22

5.	Slot#5 - July-24 mockup delivery- feedback and correction no later than July-29

6.	Slot#6 - July-31 mockup delivery - feedback and connection no later than Aug-05

6.	Final Slot integration with design - Aug-05

7.	Beta - Aug-09

8.	Release - Aug-26

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